Exhibit 10.1

POST HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN
Effective August 3, 2015

ARTICLE I – ELIGIBILITY REQUIREMENTS

A.
Overview. This Plan Document and Summary Plan Description, effective August 3, 2015, sets forth the Post Holdings, Inc. Executive Severance Plan (the “Plan”) which provides severance pay and related benefits to certain eligible employees employed by Post Holdings, Inc. or its participating subsidiaries and affiliates (the “Company” or “Employer”). The Plan is part of the Post Holdings, Inc. Health and Welfare Benefit Plan.

B.	General Eligibility. In addition to the applicable requirements set forth in Article II, to be eligible for the benefits provided under this Plan:

1.
The Corporate Governance and Compensation Committee of the Board of Directors of Post Holdings, Inc. (“Committee”), in its sole and absolute discretion, must designate you by resolution as an Employee under this Plan (collectively the “Employees”). Any “you” and “your” shall refer to Employees. Once you are so designated as an Employee under this Plan, such designation shall not be changed or terminated solely on account of a change in your title or other change in management;

2.
You must return Company property that is in your possession, custody or control within ten (10) days of the date of your Termination of Employment. This “property” includes, but is not limited to, all materials, documents, plans, records or papers or any copies of such documents which in any way relate to the Company’s affairs. This property further includes all tools, vehicles, credit cards, laptop computers, personal digital devices/cell phones, guideline manuals, money owed due to Company-sponsored credit cards, and any money due to the Company;

3.
You must have executed a Severance and Release Agreement in the form required by the Employer that includes, among other things, a full and general release of claims in favor of the Employer, a confidentiality provision and a cooperation provision and you must not revoke this agreement; and

4.
You must cooperate in the efficient and orderly transfer of your duties and responsibilities to other employees, including transitioning records in your possession under the Post Holdings, Inc. Records Management Policy.

If you do not meet all of the foregoing eligibility criteria, plus any applicable requirements set forth in Article II, you will not be entitled to Severance Benefits under this Plan.
If the Plan Administrator determines that you are engaging in any conduct that violates the terms of this Plan or any agreement with the Employer, the Plan Administrator may, in its discretion, terminate any Severance Benefits that you are eligible to receive under the Plan and may initiate proceedings to recover any benefits or payments you have received.
The Plan Administrator reserves the right to withhold any money from your Severance Payment (as defined in Article II(A)(2)(a) and (b)) that you owe your Employer, but only to the extent any such deduction would not result in adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

Examples of Circumstances in which no Severance Pay and Benefits will be payable under this Plan
You will not be eligible for participation in this Plan, if, among other reasons, you:

•	leave the employment of the Employer voluntarily, including your retirement;

•	are terminated, but the Plan Administrator does not determine in writing that the circumstances of your termination qualify for eligibility under this Plan;

•	terminate employment due to accident, illness, short or long term disability or death;

•	receive an intercompany transfer to a position with Post Holdings, Inc. or one of its subsidiaries or affiliates;

•	are temporarily laid off or receive a military leave of absence;

•
have received, or are eligible for, under any other plan, program, policy, arrangement or agreement, any payment or other benefit from the Company of equal or greater value than the Severance Benefits under the Plan that is expressly intended to provide benefits in lieu of severance pay (excluding cash and equity-based bonus awards or programs);

•
refuse to accept an offer from the Employer for a position of comparable responsibilities or salary with the Employer at the time of your Termination of Employment and such position is within 50 miles from your current work location, except to the extent provided for in Article II of the Plan and constituting a Good Reason termination; or

•
are notified in advance of the designated date of your Termination of Employment and voluntarily terminate your employment prior to the designated date of Termination of Employment and thus are not actively employed with the Employer on the designated date of Termination of Employment.

For example, assume your Employer notifies you on September 1 that your employment will be terminated November 1. If you choose to quit your position with the Employer at any time prior to November 1, you are not eligible for benefits under this Plan.

ARTICLE II – SEVERANCE BENEFITS PROVIDED UNDER THE PLAN
If you meet the eligibility requirements and become a participant in the Plan, you will be entitled to receive the following Severance Benefits:

A.	Severance Payment for Termination.

1.	Eligibility.

(a)	You must not be otherwise covered by a written employment agreement (unless such agreement specifically provides for Severance Benefits to be paid under this Plan).

(b)
The Plan Administrator must determine in writing, and in its sole discretion, that the termination of your employment with the Employer was an involuntary termination of employment by the Company without Cause or a termination of employment by you on account of Good Reason and otherwise under circumstances that qualify for eligibility for benefits under this Plan. The fact that you are receiving this document does not necessarily mean that you are eligible to receive a benefit; you must also have received a notification letter provided for herein;

(c)
Your employment must not be terminated for Cause, inadequate or unsatisfactory performance, misconduct (including mismanagement of a position of employment by action or inaction, neglect that jeopardizes the life or property of another, intentional wrongdoing or malfeasance, intentional violation of a law, or violation of a policy or rule adopted to ensure the orderly work and the safety of employees);

(d)
You must receive a notification letter or memorandum from the Plan Administrator or its designee, at the time of your Termination of Employment, stating that you are eligible to receive a benefit under this Plan; and

(e)	Notwithstanding any provisions in this Plan, all pay and benefits under this Plan will cease upon your date of rehire with the Employer.

2.	Cash Payments.

(a)	Subject to the complete terms of this Article II(A) and this Plan, if you become eligible to receive Severance Benefits pursuant to this Article II(A), you will receive cash payments equal to:

Severance Payment (as further described in Article II(A)(2)(b))	Two times your then current annual Base Pay, plus an amount equal to two times your then current target annual bonus amount, plus twenty thousand dollars ($20,000.00).
Pro Rata Bonus Payment (as further described in Article II(A)(2)(c))	Prorated portion of applicable annual bonus program target award based on number of full weeks worked during the fiscal year as of your Termination Date, provided performance goals are achieved.

The Severance Payment and Pro Rata Bonus Payment as set forth above shall each be paid in lump sum payments at the times designated in Article II(A)(2)(b) or (c), or Article II(B), as applicable.

(b)	Severance Payment – Additional Terms. The terms of this Article II(A)(2)(b) apply to the Severance Payment outlined in the table above and do not provide for an additional benefit.

i.
All Severance Payments will be subject to deductions for Federal, state and local taxes and all other legally required or otherwise authorized deductions. The Company makes no guarantees or warranties regarding the tax consequences of any payment. The Severance Payment will be in addition to any regular salary earned through your last date of employment and in addition to pay for any earned, but unused vacation which has not been taken, as determined in accordance with normal Employer policies.

ii.	Severance Payments are not considered “benefit earnings” for purposes of any Company benefit plan, except to the extent required under the terms of any such plan or applicable law.

iii.
Except to the extent provided in Article II(B) hereof, all Severance Payments under this section and any amount otherwise due to you from the Employer under this Plan must be paid to such you following: 1) your Termination Date; and 2) the expiration of fifteen days after the execution and return of the Severance and Release Agreement (as applicable) without you having revoked the Agreement. Any Severance Payment shall be made by March 15 following the calendar year in which the Termination Date occurred.

iv.
You will not be penalized in any way for using the full, allotted period to review the Severance and Release Agreement. Thus, once your Severance and Release Agreement becomes irrevocable, any benefits you would have been entitled to receive as part of this Plan will be reinstated retroactively to the Termination Date.

v.
In the event you become reemployed by the Company during the two-year period that follows your Termination Date, you will be required to repay a prorated portion of the Severance Payment to the Company in a time and manner designated by the Company.

(c)	Pro Rata Bonus Payment – Additional Terms. The terms of this Article II(A)(2)(c) apply to the Pro Rata Bonus Payment outlined in the table above and do not provide for an additional benefit.

i.
If you are a participant in an annual bonus program of the Company, you will be eligible to receive a lump sum payment of any such applicable bonus program target award on a pro rata basis using as a numerator, the number of full weeks worked during the fiscal year as of your Termination Date and a denominator of 52, less statutory deductions, provided that any performance goals with respect to such bonus are achieved at target levels or above. The Pro Rata Bonus Payment award will be subject to the terms and conditions of the bonus program documents including any relevant performance criteria. Performance shall be assessed at the end of the bonus year by the Company.

ii.
Any Pro Rata Bonus Payment award will be payable at the same time that bonuses are paid to other employees under such program, but in no event later than March 15 following the year of the Termination Date, and shall be considered benefit earnings for purposes of the Company’s benefit plans to the extent consistent with the terms of such benefit plans and applicable law.

3.	Benefit Subsidy.

(a)
Upon your Termination Date, eligible Employees and any eligible covered dependents at the time of the Termination Date shall, upon proper application, be eligible for COBRA healthcare continuation coverage under the Company’s health, dental, vision and health flexible spending group health plans. With respect to health, dental and vision group health plans, you shall be responsible for a portion of the cost of COBRA continuation coverage based on the current cost sharing percentage for active employees under the plans and the Company shall pay the remaining portion for a period of 12 weeks (“Benefit Subsidy Period”) or until such time that you retain group health coverage under a subsequent employer plan, whichever is earlier, subject to certain other limits required by law. Following the end of the Benefit Subsidy Period, you shall be responsible for all costs associated with COBRA continuation coverage as provided for by the Company’s benefit plans and procedures. If you and/or your covered dependents are not covered by medical, dental and/or vision benefits at the time of your termination, the Benefit Subsidy as it relates to a specific benefit plan does not apply to you.

(b)
The Benefit Subsidy Period may not exceed 12 weeks. The Company will increase or decrease your portion of the plans’ cost during the Benefit Subsidy Period at the same time and on the same terms that such changes apply to then current employees, and the Company need not continue to provide a benefit to you if it has terminated that benefit with respect to active employees.

(c)
With the exception of the benefits described in this Plan, all other Employer-provided benefits will cease on the date your employment with the Employer terminates. You may opt to continue coverage of your health flexible spending account pursuant to COBRA and as provided for by the Company’s plan and procedures.

(d)
You must notify the Plan Administrator in writing within seven days if you obtain other group health coverage under a subsequent employer plan during the Benefit Subsidy Period. If you fail to timely notify the Plan Administrator, the Company reserves the right to recover the Company-paid portion of the cost of coverage for periods beginning on the date you obtain the other group health insurance.

4.	Outplacement Services.

(a)	The Employer will provide outplacement services to you, the terms and length of which shall be determined in the sole discretion of the Employer.

(b)	Outplacement services may not be provided for a period in excess of two years from the Termination Date.

B.
Management Continuity Agreement. Notwithstanding any provision to the contrary, no benefits shall be paid to you under this Plan to the extent that payments or other benefits would be paid to you pursuant to the terms of a management continuity agreement or similar agreement (“Management Continuity Agreement” or “MCA”) between you and the Company. To the extent that benefits are paid to you or received by you under this Plan and you later become eligible for severance benefits under an MCA, the amount of your severance benefits under the MCA shall be reduced by the benefits paid or received under this Plan. Notwithstanding anything herein to the contrary, any Severance Payments that become payable with respect to Employees scheduled on Schedule A to this Plan shall be paid in a cash lump sum on the date that is 270 days after the Termination Date. For the avoidance of doubt, with respect to any person who participates in this Plan, a Change in Control under the MCA shall mean a Change in Control as defined thereunder that also qualifies as a change in control event for purpose of Section 409A of the Code.

ARTICLE III – GENERAL PROVISIONS GOVERNING PLAN

A.
Minimum Benefit and WARN Notice Period. If your layoff is subject to the requirements of the Worker Adjustment and Retraining Notification Act (WARN), you will receive pay for a period of at least 60 calendar days from the date that you are first notified of your layoff. If your last date of work is before the end of the 60 calendar day period, you will receive your Severance Benefits in the form of salary/benefit continuation (excluding short and long term disability coverage) until the end of the WARN period. If you are still owed Severance Benefits after this time, you will receive any remaining payment in a lump sum and additional benefits pursuant to the Benefit Subsidy, described herein. Layoffs subject to notice requirements under state laws similar to WARN are subject to similar treatment. Salary continuation under this provision shall constitute benefit earnings for purposes of the Company benefit plans.

B.	Reductions to Severance Benefits.

1.	The amount of Severance Payment you receive will be offset by the amount (if any) you receive pursuant to WARN period as provided for herein.

2.
No reduction in Severance Benefits will result from the value of any additional vesting or extended exercisability of equity-based compensation provided by the Employer pursuant to any other agreement.

C.
Excise Tax. If any payment by the Company or the receipt of any benefit from the Company (whether or not pursuant to this Plan) is an “excess parachute payment” as such term is described in Section 280G of the Internal Revenue Code so as to result in the loss of a deduction to the Company under Internal Revenue Code Section 280G or in the imposition of an excise tax on you under Internal Revenue Code Section 4999, or any successor sections thereto (an “Excess Parachute Payment”), then you shall be paid either 1) the amounts and benefits due, or 2) the amounts and benefits due under this Plan shall be reduced so that the amount of all payments and benefits due that are “parachute payments” within the meaning of Internal Revenue Code Section 280G (whether or not pursuant to this Plan) are equal to one-dollar ($1) less than the maximum amount allowed under the Internal Revenue Code that would avoid the existence of an “Excess Parachute Payment,” whichever of the 1) or 2) amount results in the greater after-tax payment to you.

D.	Definitions.

1.
“Base Pay” is your regular base salary rate for your last regularly scheduled pay period immediately preceding the date of your Termination from Employment, as determined by the Plan Administrator, in its sole discretion. Base Pay excludes overtime pay, bonuses, car allowance, commissions, fees, incentive allowances, equity compensation and employer-provided benefits and any other items determined by the Plan Administrator in its sole discretion.

2.
Termination for “Cause” means termination of your employment because, as determined by the Plan Administrator in its sole discretion, you engaged in fraud, gross misconduct, theft or other intentional misconduct with respect to the Company’s financial statements, results of operations or accounting records.

3.	“Committee” means the Corporate Governance and Compensation Committee of the Board of Directors of Post Holdings, Inc.

4.	“Company” or “Employer” means Post Holdings, Inc. or an affiliate or subsidiary participating in the Plan.

5.	“Effective Date” shall mean August 3, 2015.

6.
“Good Reason” shall mean any of the following acts by the Company, without your prior written consent: a) a material diminution in your base compensation; b) a material diminution in your authority, duties or responsibilities; c) any requirement that you be based at any office or location more than 50 miles from the then current office at which you were principally located, provided, however, that any requirement that you be based at the principal executive office of the Company shall not be considered for this purpose regardless of whether such principal executive office is more than 50 miles from the then current office at which you were principally located; or d) the material breach by the Company of any employment agreement between you and the Company. Notwithstanding anything in this definition to the contrary, “Good Reason” will not be deemed to exist unless (i) you notify the Company of the existence of the condition giving rise to such Good Reason within 30 days of the initial existence of such condition, (ii) the Company does not cure such condition within 30 days of such notice, and (iii) you have a voluntary Termination of Employment within 90 days of the initial occurrence of such condition.

7.	“Plan Administrator” is the Committee.

8.	“Pro Rata Bonus Payment” means the benefit provided under Article II(A)(2)(a) and (c) of this Plan.

9.	“Severance Benefits” means the benefits provided under Article II(A) of this Plan.

10.	“Severance Payment” means the benefit provided under Article II(A)(2)(a) and (b) of this Plan.

11.
“Severance and Release Agreement” is an agreement between you and the Employer that includes, among other things, a waiver of all claims you might have against the Employer, and if applicable, a waiver of the portion of the severance benefits (“MCA severance benefits”) that may become payable to you under the terms of an MCA, with such portion to be waived being equal to the amount of Severance Benefits due or payable under this Plan. This agreement is a condition to your receipt of any benefits under this Plan. The terms of the agreement will be determined by the Plan Administrator in its sole discretion. You are advised to obtain legal counsel in considering whether to sign this agreement.

12.	“Termination Date” or “Termination of Employment” means your last date of employment with the Company as set forth in your Severance and Release Agreement.
ARTICLE IV – ADDITIONAL IMPORTANT INFORMATION

A.	Claims Procedures When Your Benefits Are Disputed.

1.
If a dispute arises concerning whether you are entitled to benefits under this Plan or as to the amount of your benefits, you must first file a claim for benefits in accordance with the following procedure. A claim for Plan benefits must be in writing and addressed to the Plan Administrator, Post Holdings, Inc. Executive Severance Plan, at 2503 S. Hanley Road, St. Louis, MO 63144, or any other address that may be designated from time to time. You will receive written notice from the Plan Administrator with respect to your claim within 90 days of the date the Plan Administrator received your initial claim. If special circumstances required an extension of time, written notice will be given to you before the end of this 90-day period and will explain the reasons for the delay.

2.	If your claim is denied, you will be notified in writing. This notice will include:

(a)	The specific reason for the denial.

(b)	A reference to the specific Plan provisions on which the claim determination was based.

(c)	A description and explanation of any additional information that is needed to process your claim.

(d)	A description of the Plan’s review procedures and applicable time limits.

(e)	A summary of your rights to take legal action.

3.
Should you disagree with the determination, you have 60 days to request a review in writing to the Board of Directors of the Company (“Board”) c/o Director, Compensation and Benefits, Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, MO 63144.

4.	In your appeal, you must:

(a)	State, in writing, why you believe your claim should have been approved.

(b)	Submit any information and documents you think are appropriate.

(c)	Send the appeal and any supporting documentation to the Board.

5.
If you do not request a review, you will be barred from challenging the Plan Administrator’s determination. The Board will reconsider your claim and its resulting decision will be issued within 60 days after your request. If more time is needed because of unusual circumstances, you will be notified in writing.

6.	If the Board denies your appeal, it will send you a notice that will include:

(a)	The specific reason for the denial.

(b)	A reference to the specific Plan provision on which the determination was based.

(c)	A summary of your right to additional appeals or legal action.

(d)	A statement of your right to obtain, free of charge, copies of documentation relevant to the decision.

7.
If the Board makes an adverse benefit determination on appeal, you may bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Any action must be commenced within 180 days following the decision on appeal of your initial claim for benefits (or following the last date for filing an appeal, if no appeal is taken).

8.
The Plan Administrator and the Board have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and their decisions on such matters are final, conclusive and binding on all parties. Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review, unless it is shown that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious).

B.
Assignment of Benefits. Benefits under this Plan may not be assigned, transferred or pledged to a third party, for example, as security for a loan or other debt, except to repay bona fide debts to the Employer.

C.
Financing the Plan. The Employer pays the entire cost of the Plan out of its general assets. Benefit payments are made on the authorization of the Plan Administrator or of a delegate appointed by the Plan Administrator.

D.
Plan Administration. Post Holdings, Inc. is the sponsor and plan administrator of the larger Post Holdings, Inc. Health and Welfare Benefit Plan and has designated the Committee as the Plan Administrator of the Post Holdings, Inc. Executive Severance Plan (the “Plan”). The Plan Administrator is vested with all power and authority necessary or appropriate to administer the Plan, and has full discretionary authority in this capacity.

E.
Successors and Assigns. This Plan shall be binding upon the Company and any successor to the Company, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company by purchase, merger, consolidation, reorganization, or otherwise. Any such successor shall thereafter be deemed to be the “Company” for purposes of this Plan, and the term “Company” shall include Post Holdings, Inc. to the extent advantageous to the Employees by providing them with the benefits intended under this Plan. However, this Plan and the Company’s obligations under this Plan are not otherwise assignable, transferable, or delegable by the Company. By written agreement, the Company shall require any successor to all or substantially all of the business or assets of the Company expressly to assume and agree to honor this Plan in the same manner and to the same extent the Company would be required to honor this Plan if no such succession had occurred.

F.
Plan Amendment and Termination. The Company reserves the right in its discretion to terminate the Plan and to amend the Plan in any manner at any time. Any amendment will not affect the Severance Benefits of those who have already been approved for and are receiving payment of benefits. Benefits for other employees, however, may be reduced or eliminated at any time. Upon final termination of the Plan, the Employer will make appropriate arrangements to wind up the affairs of the Plan. Prior practices by any Employer shall not diminish in any way the rights granted to the Company under this section. Oral or other informal communications made by the Employer or the Employer’s representatives shall not give rise to any rights or benefits other than those contained in the Plan described herein and such communications will not diminish the Employer’s rights to amend or terminate the Plan in any manner.

G.
State of Jurisdiction. This Plan shall be construed, administered and enforced according to the laws of the State of Missouri without regard to its conflict of law rules except to the extent preempted or superseded by applicable Federal laws.

H.	Forum Selection. Any claim, lawsuit or other action relating to this Plan shall be subject to the exclusive jurisdiction of the United States District Court, Eastern District of Missouri.

I.	No Contract of Employment. Nothing in this Plan creates a vested right to benefits in any employee or any right to be retained in the employ of the Company.

J.
Internal Revenue Code Section 409A. The payments and benefits under this Plan are intended to comply with or be exempt from Code Section 409A and the regulations and other guidance thereunder. Notwithstanding anything to the contrary herein, if you are a specified employee as defined in Code Section 409A, any payment hereunder on account of a separation from service may not be made until at least six months after such separation from service, to the extent required to avoid the adverse tax consequences under Code Section 409A. Any such payment otherwise due in such six-month period shall be suspended and become payable at the end of such six-month period. Any installment payment hereunder shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding anything hereunder to the contrary, any payment which could be made or commence during a period that spans two tax years based on when you execute a Severance and Release Agreement or otherwise shall be made in the later of the two tax years.

K.
No Other Benefits Provided. The Plan provides only those Severance Benefits described in Article II of this Plan and does not entitle any participant to health care or other welfare benefits, including but not limited to COBRA health care continuation coverage, or to bonus payments. With regard to Article II(A)(3) and Article II(A)(2), any health care continuation coverage shall be provided under and according to the terms of the Employer’s group health plans, and any bonus award shall be provided under and according to the terms of the applicable Company bonus program, as applicable. Eligibility and coverage under any health or welfare benefit other than Severance Benefits, including such other benefits offered under the Post Holdings, Inc. Health and Welfare Benefit Plan, are governed by plan documents specific to those other benefits.

L.
Statement of ERISA Rights. Participants in the Plan, which is part of the Post Holdings, Inc. Health and Welfare Benefit Plan, are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits
(i)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents pertaining to the Plan, including any insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(ii)    Obtain, upon written request to the Plan Administrator, copies of documents pertaining to the operation of the Plan, including any insurance contracts and copies of the latest annual reports (Form 5500 Series) and updated summary plan descriptions. The Plan Administrator may make a reasonable charge for the copies.
(iii)    Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to operate the Plan prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the employer, union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If a claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if you request a copy of the documents governing the Plan or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION REQUIRED BY ERISA
POST HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN

Plan Name	Post Holdings, Inc. Executive Severance Plan, which is a component of the Post Holdings, Inc. Health and Welfare Benefit Plan
Plan Number	501
Plan Administrator of the Post Holdings, Inc. Executive Severance Plan	Corporate Governance and Compensation Committee Post Holdings, Inc. 2503 S. Hanley Road St. Louis, MO 63144 (314) 644-7600
Name and Address of Employers Maintaining Plan
Post Holdings, Inc. and participating subsidiaries and affiliates
See Plan Administrator section for address
Participants and beneficiaries may receive from the Plan Administrator, upon written request, information as to whether a particular employer has adopted the Plan

Employer & Plan Sponsor Identification Number	Post Holdings, Inc. 45-3355106
Type of Plan	Employee severance benefit plan
Plan Funding	Severance Benefits are self-funded and paid from the general assets of the Employer
Agent for Service of Legal Process	Director, Compensation and Benefits Post Holdings, Inc. 2503 S. Hanley Road St. Louis, MO 63144 (314) 644-7600
Plan Year	January 1 through December 31 (First Plan Year: Effective Date through December 31, 2015)

IN WITNESS WHEREOF, Post Holdings, Inc. has executed this Plan on this 3rd day of August 2015.

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Robert V. Vitale
Chief Executive Officer